EXHIBIT  10.11

Summary of Jeffrey R. Blom 2012 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $265,000 for Jeffrey R. Blom, with a bonus target of $265,000.  Mr. Blom is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.